Exhibit 99.1

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS FIRST QUARTER RESULTS

HILLSBORO, Ore.  -  April 25, 2006  -  Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the first quarter ended March 2006.

For the first quarter, revenue was $57.5 million, an increase of 12 percent from the $51.3 million reported in the same quarter a year ago and an increase of six percent from the $54.0 million reported last quarter.  Quarterly revenue from PLD products was $46.7 million, or 81 percent of total revenue, and increased six percent sequentially.  Quarterly revenue from FPGA products was $10.8 million, or 19 percent of total revenue, and increased nine percent sequentially.

Other income for the first quarter was $3.8 million and included a $1.2 million gain related to the extinguishment of outstanding zero coupon convertible notes.

Net loss for the first quarter was $0.8 million ($0.01 per share), a significant improvement compared to a net loss of $10.9 million ($0.10 per share) in the same quarter a year ago and a net loss of $23.0 million ($0.20 per share) in the previous quarter.  The first quarter loss includes charges of $2.8 million for the amortization of intangible assets (currently expected to be substantially eliminated in 2008) and $0.7 million for stock-based compensation expense.  Excluding these charges, the Company posted net income for the first quarter of $2.7 million, or $0.02 per share.  The Company believes exclusion of these charges more closely approximates its ongoing operational performance.

A reconciliation of non-GAAP net income (loss) to GAAP net loss accompanies the financial tables in this earnings release.

“It is gratifying to see that our efforts are starting to show results and we are very pleased that we have returned to profitability on a pro-forma basis. Our significantly improved financial results are due to a combination of strong revenue growth, a rebounding gross margin, and realization of the forecasted operating expense reductions from last quarter’s corporate restructuring,” said Steve Skaggs, President and Chief Executive Officer of Lattice Semiconductor Corporation. “The positive worldwide customer reception of our 130nm FPGA products combined with the recent introduction of our exciting 90nm FPGA families cause us to be optimistic about our future prospects,” added Mr. Skaggs.

First Quarter Business Highlights:

•      Introduced the LatticeSC System Chip FPGA family of high-density devices designed to provide unsurpassed performance and connectivity featuring high-speed I/O, world-class SERDES transceivers, embedded ASIC blocks, and fabricated on leading edge 90nm CMOS technology utilizing 300mm wafers;

•      Introduced the LatticeECP2 FPGA family of second generation, low-cost devices featuring increased logic densities up to 70K LUTs, enhanced DSP capabilities and increased I/O performance. Capabilities added for the first time to this class of devices include pre-engineered 400Mbps DDR2 interface support, configuration bitstream encryption and dual-boot configuration support. This family is also fabricated on leading edge 90nm CMOS technology utilizing 300mm wafers;

•      Expanded the mixed signal Power Manager II family with programmable power management solutions for high-volume applications. These new low-cost devices integrate power supervisors, sequencers and reset generators, and are ideally suited for cost or size-sensitive applications;

•      Added Rochester Electronics as a value added distributor for discontinued products;

•      Reached agreement, in principle, to settle the consolidated class action litigation filed in 2004. The Company expects the entire amount of the settlement to be paid by its insurer.  The settlement amount will not affect Lattice’s current or future financial results.

Business Outlook – June 2006 Quarter:

•      Sequential quarterly revenue growth is expected to be approximately 3%-6%;

•      Gross margin percentage is expected to be approximately 56%;

•      Total operating expenses are expected to be approximately $34-$35 million, which includes an estimated $1 million of stock-based compensation expense (inclusion of stock-based compensation in operating expenses adds significant uncertainty to our estimates of expenses due to the effect of the volatility in our stock price, which we cannot predict);

•      Intangible asset amortization is expected to be approximately $2.7 million; and

•      Other income is expected to be approximately $2.5 million.

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income (loss), which we refer to as non-GAAP net income (loss). This measure is generally based on the revenues of our products and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income (loss) consists of net loss excluding amortization of intangible assets, stock-based compensation, and restructuring charges.

Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges are related to the adoption of SFAS No. 123(R) effective January 1, 2006, and include expense for items such as stock options granted to employees, purchases under the employee stock purchase plan and deferred stock compensation issued in connection with acquisitions (prior quarters have been reclassified to be consistent with the current quarter presentation). Restructuring charges consist of expenses incurred under our corporate restructuring plan, and include items such as separation packages, costs to vacate space under long-term lease arrangements, cost to write-off an intellectual property license and other related expenses.

Non-GAAP net income (loss) is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net loss, operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net loss, which is our most directly comparable GAAP financial result. For more information, see the consolidated statements of operations contained in this earnings release.

On April 26, 2006, Lattice will hold a telephone conference call at 5:30 am (Pacific Time) with financial analysts.  Investors may listen to our conference call live via the web at www.lscc.com.  Replays of the call will also be available at www.lscc.com.  On June 14, 2006, we plan to publish a “Business Update Statement” on our website.  Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements.  Additionally, during the June 2006 quarter, Lattice plans to participate in an investor conference sponsored by JP Morgan.  Specific presentation dates and times are posted on our website at www.lscc.com.

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties.  With respect to particular forward-looking statements in the Business Outlook – June 2006 Quarter section of this release, Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business.  In addition, revenue is affected by such factors as pricing pressures, competitive actions, the demand for our products, and the ability to supply products to customers in a timely manner.  Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, product pricing, changes in wafer, assembly and test costs, variations in manufacturing yields, and changes in stock-based compensation charges due to stock price changes.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the Securities and Exchange Commission’s informal inquiry and any resulting actions, our ability to successfully conclude the settlement of our pending securities class action litigation, the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and the other risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Lattice Semiconductor Corporation, the inventor of in-system programmable (ISPTM) logic products, designs, develops and markets the broadest range of Field Programmable Gate Arrays (FPGA), Field Programmable System Chips (FPSCs) and high-performance Programmable Logic Devices (PLDs), including Complex Programmable Logic Devices (CPLD), Programmable Mixed Signal Components

(ispPAC®), and Programmable Digital Interconnect (ispGDX®). Lattice also offers industry leading SERDES products.  Lattice offers total solutions for today’s system designs by delivering the most innovative programmable silicon products that embody leading-edge system expertise.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the communications, computing, consumer, industrial and military end markets.  Company headquarters are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124 USA.  For more information access our web site at www.latticesemi.com.

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), and product family designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statement of Operations

(in thousands, except per share data)

	Three months ended
Description	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005
	(unaudited)	(unaudited)	(unaudited)

Revenue	$57,452	$53,991	$51,283

Costs and expenses:
Costs of products sold	25,297	27,494	22,171
Research and development (2)	21,121	23,836	25,171
Selling, general and administrative	12,616	13,217	14,333
Amortization of intangible assets (1)	2,813	3,531	3,802
Restructuring costs	—	11,936	—

Total costs and expenses	61,847	80,014	65,477
Loss from operations	(4,395)	(26,023)	(14,194)

Other income, net	3,777	2,829	3,409

Loss before provision (benefit) for income taxes	(618)	(23,194)	(10,785)

Provision (benefit) for income taxes	189	(204)	100

Net loss	$(807)	$(22,990)	$(10,885)

Basic net loss per share	$(0.01)	$(0.20)	$(0.10)

Diluted net loss per share	$(0.01)	$(0.20)	$(0.10)

Shares used in per share calculations:

Basic	113,791	113,619	113,460

Diluted (3)	113,791	113,619	113,460

Notes:

(1)

Intangible assets subject to amortization aggregate $23.6 million, net, at March 31, 2006 and relate to the acquisition of Cerdelinx Technologies, Inc. on August 26, 2002, the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 and the acquisition of Integrated Intellectual Property Inc. on March 16, 2001. These intangible assets are amortized to expense generally over three to seven years on a straight-line basis.

(2)

With the adoption of SFAS No. 123(R) effective January 1, 2006, deferred stock compensation expense attributable to research and development activities previously recorded to Amortization of intangible assets has been reclassified to Research and development expense.  Includes $0.0 million, $0.2 million and $0.6 million of deferred stock compensation expense for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005, respectively.

(3)

For all periods presented, the computation of diluted net loss per share excludes the effect of stock options and Zero Coupon Notes as they are antidilutive. The effects of Zero Coupon Convertible Notes are excluded in the computation of basic and diluted earnings per share as the contingent conversion features were not triggered for all periods.

Reconciliation of GAAP Net Loss to Non-GAAP Net Income (Loss)

(unaudited)

	Three months ended
	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005

GAAP net loss	$(807)	$(22,990)	$(10,885)
Reconciling items:
Amortization of intangibles (1)	2,813	3,531	3,802
Stock-based compensation (2)	707	183	614
Restructuring charges (3)	—	11,936	—
Non-GAAP net income (loss)	$2,713	$(7,340)	$(6,469)

Reconciliation of GAAP Net Loss per Share to Non-GAAP Net Income (Loss) per Share

(unaudited)

	Three months ended
	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005
Basic and Diluted:
GAAP net loss per share	$(0.01)	$(0.20)	$(0.10)
Reconciling items:
Amortization of intangibles (1)	0.02	0.03	0.03
Stock-based compensation (2)	0.01	—	0.01
Restructuring charges (3)	—	0.11	—

Non-GAAP net income (loss) per share	$0.02	$(0.06)	$(0.06)

Shares used in per share calculations:

Basic	113,791	113,619	113,460

Diluted (4)	114,019	113,619	113,460

(1)

Relates to intangible assets acquired through our acquisition of Cerdelinx Technologies, Inc. on August 26, 2002, the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 and the acquisition of Integrated Intellectual Property Inc. on March 16, 2001.

(2)

With the adoption of SFAS No. 123(R) effective January 1, 2006, deferred stock compensation expense attributable to research and development activities previously recorded to Amortization of intangible assets has been reclassified to Research and development expense.  Includes $0.0 million, $0.2 million and $0.6 million of deferred stock compensation expense for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005, respectively.

(3)

Represents costs incurred under the corporate restructuring plan, which was implemented in the fourth quarter of 2005. These costs primarily relate to separation packages and costs to vacate space under long-term lease arrangements. Also includes $2.7 million related to the write-off of an intellectual property license.

(4)

For the three months ended March 31, 2006 the computation of diluted non-GAAP earnings includes the effects of stock options as they are dilutive.  The effects of the Zero Coupon Convertible Notes are excluded in the computation as the contingent conversion features were not triggered for all periods.

Lattice Semiconductor Corporation

Consolidated Balance Sheet

(in thousands)

	Mar. 31,	Dec. 31,
Description	2006	2005
	(unaudited)

Assets

Current assets:
Cash and short-term investments	$250,705	$264,192
Accounts receivable, net	25,393	23,577
Inventories	32,148	28,581
Other current assets	24,720	24,614
Total current assets	332,966	340,964

Property and equipment, net	45,248	45,450
Foundry investments, advances and other assets	79,528	79,432
Goodwill and other intangible assets, net (1)	247,201	250,011

	$704,943	$715,857

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and other accrued liabilities	$52,426	$53,438
Deferred income and allowances on sales to distributors	7,684	10,449
Total current liabilities	60,110	63,887

Zero Coupon Convertible notes due in 2010	123,500	133,500
Other long-term liabilities	20,308	20,386
Total liabilities	203,918	217,773

Stockholders’ equity	501,025	498,084

	$704,943	$715,857

Note:

(1)

At March 31, 2006, includes approximately $223.6 million in goodwill and $23.6 million of other intangible assets, net, related to previous acquisitions. The other intangible assets will be amortized to expense generally over three to seven years. Goodwill is not amortized effective with the March 2002 quarter.

Lattice Semiconductor Corporation

- Supplemental Historic Financial Information -

	Q106	Q405	Q105
Operations Information
Percent of Revenue:
Gross Margin	56.0%	49.1%	56.8%
R&D Expense	36.8%	44.1%	49.1%
SG&A Expense	22.0%	24.5%	27.9%
Restructuring Expense	0.0%	22.1%	—

Depreciation Expense ($000)	2,956	3,047	3,764
Capital Expenditures ($000)	2,754	3,327	1,886

Balance Sheet Information
Current Ratio	5.5	5.3	7.4
A/R Days Revenue Outstanding	40	40	44
Inventory Months	3.8	3.2	4.9

Revenue % (by Product Family)
FPGA	19%	18%	18%
PLD	81%	82%	82%

Revenue % (by Product Classification*)
New	10%	9%	—
Mainstream	50%	53%	—
Mature	40%	38%	—

Revenue % (by Geography)
Americas	30%	28%	30%
Europe (incl. Africa)	27%	23%	25%
Asia (incl. ROW)	43%	49%	45%

Revenue % (by End Market)
Communications	50%	49%	53%
Computing	18%	18%	19%
Other	32%	33%	28%

Revenue % (by Channel)
Direct	60%	65%	59%
Distribution	40%	35%	41%

* Product Classification:
New:	LatticeEC/ECP, LatticeXP, MachXO, FPSC, ispXPLD, ispGDX2, Power Manager, ispCLK

Mainstream:	ispMACH 4000/Z, ispXPGA, ispGDX/V, ispMACH 4/LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, and Other

Mature:	ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, All 5-Volt CPLDs, all SPLDs